NEWS RELEASE

Company Contact:
Barry Regenstein, President
Command Security Corporation
845-454-3703

COMMAND SECURITY CORPORATION REPORTS
100% Increase in Net Income for Fiscal 2008

Annual Revenues Increase 27% for Fiscal 2008

Lagrangeville, NY, June 19, 2008 -- Command Security Corporation (AMEX: MOC) announced today its financial and operating results for the fourth quarter and fiscal year ended March 31, 2008.

Revenues for the three months ended March 31, 2008 increased 29.6% to $30,480,867, compared with revenues of $23,513,197 in the same period of the prior year. Net income increased 45% to $918,431, or $.09 and $.08 per basic and diluted share, respectively, compared with $635,585, or $.06 per basic and diluted share, in the same period of the prior year.

Revenues for the fiscal year ended March 31, 2008 increased 27.3% to $119,403,865, compared with revenues of $93,822,546 for the fiscal year ended March 31, 2007. Net income increased 100% to $2,473,585, or $.23 and $.22 per basic and diluted share, respectively, compared with $1,240,039, or $.12 per basic and diluted share, for the fiscal year ended March 31, 2007.

Revenue growth during the three months and fiscal year ended March 31, 2008 was primarily attributable to the following events:
•	The purchase of two security services businesses located in California and Maryland;
•
Services provided to new customers and increased services provided to existing customers at Los Angeles and San Jose International Airports in California, and John F. Kennedy International Airport and LaGuardia Airport in New York;

•	Increased services provided to a major medical center in the New York metropolitan area;
•	A new contract with a New York based metropolitan hospital;
•	Expanded domestic services with a major international commercial bank based principally in New York; and
•	Services provided to new customers in the New England region.

Commenting on the results, Barry I. Regenstein, President of Command Security stated, “Our security services remain in strong demand, as evidenced by our continued top-line and bottom-line growth this year. Constant communication with our valued business partners and within the security marketplace has allowed us to continually identify opportunities to build our portfolio of service offerings and expand our geographic footprint. In order to deliver on our plan for increasing shareholder value, we are focused on employing new technology solutions that can further improve operating efficiencies and yield revenue enhancement opportunities.

Our commitment to offering the highest level of service to customers combined with investments in sales and marketing have played a major role in expanding agreements with existing clients and signing new contracts with industry leaders in the markets which we serve. I am extremely proud of the efforts of our more than 4,500 dedicated employees who represent the core of our present success and with whom we will continue to deliver strong sustainable growth in fiscal 2009 and beyond.”

About Command Security Corporation

Command Security Corporation provides aviation and security services to protect buildings, assets and people through over thirty company-owned offices in fifteen states. We safeguard against theft, fraud, fire, intrusion, vandalism and the manifold threats that today’s world brings. Partnering with each client, Command Security designs programs customized to meet specific security needs and solve problems. To every situation the Company brings years of expertise - sophisticated systems for hiring, training, supervision and oversight, backed by cutting-edge technology. Command’s mission is to enable businesses to operate without disruption or loss from security threats or issues, and to create safe environments for people to work in.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including the ability of the Company to successfully commercialize its new technologies as well as risk factors set forth under “Risk Factors” in the Company’s annual report on Form 10-K for the year ended March 31, 2007, and such other risks detailed from time to time in the Company’s periodic and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For more information concerning the Company, please refer to its website at www.commandsecurity.com and to the Edgar website www.sec.gov/edgar.shtml.

COMMAND SECURITY CORPORATION

	Three Months Ended March 31, (Audited)		Fiscal Year Ended March 31, (Audited)
	2008	2007	2008	2007
Revenues	$30,480,867	$23,513,197	$119,403,865	$93,822,546
Operating income	625,011	338,404	2,969,033	1,134,598
Other expense	141,580	152,819	655,448	344,559
Benefit for income taxes	435,000	450,000	160,000	450,000
Net income	$918,431	$635,585	$2,473,585	$1,240,039
Net income per common share Basic Diluted	$0.09 $0.08	$0.06 $0.06	$0.23 $0.22	$0.12 $0.12
Weighted average number of common shares outstanding Basic Diluted	10,733,797 11,536,283	10,137,970 10,711,843	10,733,797 11,383,985	10,137,970 10,620,756

Balance Sheet Highlights	March 31, 2008	March 31, 2007
	(Audited)	(Audited)

Cash	$ 146,782	$ 220,040
Accounts receivable	20,097,835	17,978,737
Total current assets	24,835,531	22,184,356
Total assets	32,786,449	25,329,577
Total current liabilities	18,738,495	15,670,693
Short-term debt	8,758,334	8,734,119
Long-term debt	--	5,902
Total liabilities	19,426,700	16,225,741
Stockholders’ equity	13,359,749	9,103,836
Total liabilities and stockholders’ equity	$32,786,449	$25,329,577